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                                                             Exhibit 99.p.(viii)

                                 CODE OF ETHICS
                                       OF
                        NORTHERN CAPITAL MANAGEMENT, LLC
                            (REVISED AUGUST 18, 2004)

I.     INTRODUCTION

       This Code of Ethics ("Code") is being adopted in compliance with the requirements of Sections 204A and 206 of the Investment Advisers Act of 1940 (the "Advisers Act") and Rule 204-2 thereunder, and Section 17 (j) of the Investment Company Act of 1940 (the "ICA") and Rule 17j-1 thereunder, to effectuate the purposes and objectives of these provisions.

       Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material nonpublic information by investment advisors. Such procedures are contained in this Code. The Code also contains procedures with respect to personal securities transactions of all NORTHERN CAPITAL MANAGEMENT, LLC ("Northern Capital") employees. These procedures cover transactions in a security in which the employee has a beneficial interest (as defined herein) or in accounts over which the employee exercises control as well as transactions by members of the employee's immediate family.

       Section 206 of the Advisers Act makes it unlawful for Northern Capital or its agents or employees to employ any device, scheme, or artifice to defraud any client or prospective client or to engage in fraudulent, deceptive, or manipulative practices. Similarly, Section 17 (j) of the ICA and Rule 17j-1 thereunder, prohibits Northern Capital or an affiliated person of Northern Capital, in connection with the purchase and sale, directly or indirectly, by such person of a security held or to be acquired by a registered investment company from (i) employing any device, scheme or artifice to defraud such registered investment company,
       (ii) making any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading, or (iii) engaging in fraudulent, deceptive or manipulative practices with respect to such registered investment company. This Code contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standards and procedures reasonably necessary to prevent violations of the Code.

       This Code, adopted by Northern Capital's President and Chief Executive Officer, is based upon the principle that the officers, directors, and employees of Northern Capital and certain affiliated persons of Northern Capital owe a fiduciary duty to, among others, Northern Capital's clients to conduct their affairs, including their personal securities transactions, in such manner to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with Northern Capital, and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of the Compliance Officer of Northern

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       Capital, Sarah Lucas, to report violations of the Code to Northern
       Capital's senior management.

       By complying with the Code, Northern Capital's employees can minimize Northern Capital's and their own personal exposure from potential violation of laws governing securities transactions and fiduciary relationships. Adherence to the Code is a basic condition of employment by Northern Capital. Any questions about the Code or its applicability to a particular transaction should be directed to the Compliance Officer or a designated officer.

II.    POLICY STATEMENT ON INSIDER TRADING

       Northern Capital forbids any officer, director, or employee from trading, either personally or on behalf of others, including accounts managed by Northern Capital, on material nonpublic information (as defined herein) or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." Northern Capital's policy applies to every officer, director, and employee and extends to activities within and outside their duties at the firm. Any questions regarding Northern Capital's insider trading safeguards should be referred to the Compliance Officer.

       The term "insider trading" is not defined in the federal securities laws but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

       While the law concerning insider trading is not static, it is generally understood that the law prohibits:

           1. trading by an insider while in possession of material nonpublic information; or

           2. trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

           3.   communicating material nonpublic information to others.

       The concept of "insider" is broad. It includes officers, directors, and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. Northern Capital may become a temporary insider of a company it advises or for which it performs other services. For that to occur, the company must expect Northern Capital to keep the disclosed nonpublic information confidential, and the relationship must at least imply such a duty before Northern Capital will be considered an insider.

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       Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

       Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or appearing in DOW JONES, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications of general circulation would be considered public.

       Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

       -   Is the information material?

           - Is this information that an investor would consider important in making his or her investment decisions?

                Is this information that would substantially affect the market price of the securities if generally disclosed?

       -   Is the information nonpublic?

           -    How and from whom has the information been obtained?

           -    To whom has this information been provided?

           - Has the information been effectively communicated to the marketplace?

       If, after consideration of the above, you believe that the information is material and nonpublic or if you have questions concerning whether the information is material and nonpublic, you should take the following steps:

           1. Report the matter immediately to the Compliance Officer or a designated officer.

           2. Do not purchase or sell the securities on behalf of yourself or others.

           3. Do not communicate the information inside or outside Northern Capital, other than to the Compliance Officer or a designated officer.

           4. After the Compliance Officer or a designated officer has reviewed the facts, you will be given appropriate instructions.

       Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Northern Capital, except as provided above. In addition, care should be taken so that such information is secure. For example,

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       files containing material, nonpublic or proprietary information should be sealed; access to computer files containing such information should be restricted.

       The role of the Compliance Officer is critical to the implementation and maintenance of Northern Capital's policies and procedures against insider trading. Northern Capital's Compliance Officer's supervisory procedures can be divided into two classifications: prevention of insider trading and detection of insider trading. The strict observance of these procedures is vital since penalties for trading on or communicating material nonpublic information can be severe. Apart from termination of employment with Northern Capital, an employee can be subject to the following penalties even if he or she does not personally benefit from the violation: civil injunctions, disgorgement of profits, jail sentences, substantial fines up to three times the profit gained or loss avoided.

       To prevent insider trading, Northern Capital will supplement this discussion with timely information to familiarize its employees with current developments and, when it has been determined that an officer, director, or employee of Northern Capital has material nonpublic information, implement measures to prevent dissemination of such information, and, if necessary, restrict employees from trading the securities.

       To detect insider trading, the Compliance Officer will review the personal trading activity reports (as described below) filed by each officer, director, and employee and the trading activity of accounts managed by Northern Capital.

III.   PROHIBITED TRANSACTIONS

       1.  CERTAIN CONDUCT.

           No employee shall engage in any act, practice, or course of conduct, which would violate the antifraud provisions of Section 206 of the Advisers Act or Section 17 (j) of the ICA set forth above. Nor shall any employee or affiliate of Northern Capital sell to or purchase from a client any security or other property, except securities approved by the Investment Committee.

       2.  CONFLICTING TRANSACTIONS.

           No employee shall:

             (a) purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect BENEFICIAL OWNERSHIP AND which to his or her actual knowledge at the time of such purchase or sale:

                     (i) is "BEING ACTIVELY CONSIDERED FOR PURCHASE OR SALE" by Northern Capital or

                     (ii) is "BEING PURCHASED OR SOLD" by any client portfolio of Northern Capital.

             (b) disclose to persons not employed by Northern Capital the securities activities engaged in or contemplated for client portfolios of Northern Capital.

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           For purposes of this prohibition, the italicized terms have the following meanings:

                  A security is "BEING ACTIVELY CONSIDERED FOR PURCHASE OR SALE" or is "BEING PURCHASED OR SOLD" when a recommendation to purchase or sell the security has been made and communicated by the Investment Committee or other Northern Capital advisory personnel, which includes when Northern Capital has a pending "buy" or "sell" order with respect to a security and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. "Purchase or sale of a security" includes the writing of an option to purchase or sell a security.

                  "BENEFICIAL OWNERSHIP" shall be as defined in, and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of, Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. These rules, generally speaking, encompass those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or minor children living in his or her household.

       3.  GIFTS.

           No employee shall accept any gift or other thing of more than $100 in value from any person or entity that does, or seeks to do, business with or on behalf of Northern Capital. Gifts in excess of this value must either be returned to the donor or paid for by the recipient. It is not Northern Capital's intent to prohibit the everyday courtesies of business life; therefore, employees may accept an occasional meal, theater ticket, entertainment, or sporting event that is an incidental part of a business meeting.

       4.  INITIAL PUBLIC OFFERINGS.

           No employee or any member of his or her household may acquire any securities in an initial public offering. This prohibition is necessary to preclude any possibility of such person profiting from his or her position with Northern Capital or Northern Capital's relationships with its brokers.

       5.  PRIVATE PLACEMENTS.

           No employee may purchase any securities in a private placement, without prior approval of the Compliance Officer or other designated officer. Northern Capital must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by employees for at least five years after the end of the fiscal year in which the approval is granted. Any person authorized to purchase securities in a private placement shall disclose that investment when they play a part in any subsequent consideration by Northern Capital of an investment in the issuer. In such circumstances, Northern Capital's decision to purchase securities of the issuer shall be subject to independent review by advisory personnel with no personal interest in the issuer.

       6.  BLACKOUT PERIODS.

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           No employee shall buy or sell a security within seven calendar days before or seven calendar days after any portfolio trades in that security. Any trades made within the proscribed period shall be unwound, if possible. Otherwise, any profits realized on trades within the proscribed period shall be subject to disgorgement to the appropriate client portfolio(s) or to a designated charity. Note: It will not be considered a violation of the blackout period if a trade is executed in a client portfolio specifically due to a cash inflow/outflow or an account opening/closing. The security must be "actively considered for purchase or sale" to fall under the blackout period restrictions.

       7.  SHORT-TERM TRADING.

           No employee shall profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty calendar days. Trades made in violation of this prohibition should be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to the appropriate client portfolio(s) or to a designated charity.

       8.  SERVICE AS A DIRECTOR.

           No employee shall serve on the board of directors of any publicly traded company without prior authorization of Northern Capital's senior management. Any such authorization shall be based upon a determination that service on the board would be consistent with the interests of Northern Capital's clients. Where board service is approved, Northern Capital shall implement a "Chinese Wall" or other appropriate procedures to isolate such person from Northern Capital's advisory personnel making decisions relating to that company's securities.

IV.    PERSONAL SECURITIES TRANSACTIONS

       1.  PRE-CLEARANCE.

           Except as provided below, all Northern Capital employees shall receive prior written approval from the appropriate persons as outlined on Exhibit D before purchasing or selling securities. SEE EXHIBIT D.

           Securities, which are not BEING ACTIVELY CONSIDERED FOR PURCHASE OR SALE (as defined in Section III) by Northern Capital or any client portfolio of Northern Capital, shall generally be entitled to clearance from the Compliance Officer (assuming the trade does not violate Northern Capital's insider trading policy).

       2. DISCLOSURE OF PERSONAL HOLDINGS AND IDENTIFICATION OF BROKERAGE ACCOUNTS.

             (a) All employees shall disclose to the Compliance Officer all personal securities holdings upon the later of commencement of employment or the effective date of this Code and thereafter on an annual basis as of December 31. The initial report shall be made on the form attached as EXHIBIT A, and the annual report shall be submitted on EXHIBIT B to the Compliance Officer within 10 days of the calendar year-end. All personal securities transactions, which are pre-cleared according to this Code, must be conducted through brokerage accounts that have been identified to the Compliance Officer.

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             (b)  Employees must direct their brokers to deliver to Northern
                  Capital's Compliance Officer copies of all confirmations and statements related to their brokerage accounts.

       3.  REPORTING OF PERSONAL SECURITIES TRANSACTIONS.

             (a) Every employee shall report to the Compliance Officer the information described in the next paragraph with respect to transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect BENEFICIAL OWNERSHIP (as defined in Section III) in the security provided, however, an employee shall not be required to make a report with respect to transactions for any account over which such person does not have any direct influence.

                  TO ASSIST AN EMPLOYEE IN DETERMINING WHETHER HE OR SHE HAS A BENEFICIAL INTEREST IN A SECURITY, PLEASE REVIEW THE EXAMPLES ATTACHED AS APPENDIX I.

             (b) Reports required under this paragraph shall be made not later than 10 days after the end of the calendar quarter in which the transaction was effected. Every employee shall be required to submit a report for all periods, including those periods in which no securities transactions were effected. A report shall be made on the form attached as EXHIBIT C. The form contains the following information:

                     i. the date of the transaction, the title, the interest rate and maturity date (if applicable), the security name, the ticker symbol, and the number of shares or principal amount of the security; and

                     ii. the initials of the Compliance Officer or other designated person who signed the "preclearance request" form; and

                     iii. the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition) and the security type (stock, bond, option, warrant, etc.); and

                     iv. the price at which the transaction was effected and the aggregate amount of the transaction (shares multiplied by price); and

                     v. the name of the broker, dealer, or bank with or through whom the transaction was effected, and

                     vi.   the date that the report is submitted.

             (c) The report may contain a statement that it shall not be construed as an admission by the person making such report that he or she has any direct or indirect BENEFICIAL OWNERSHIP in the security to which the report relates.

             (d) Reports of personal securities transactions submitted to the Compliance Officer shall be confidential and shall be provided only to the officers and directors of

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                  Northern Capital and when necessary, Northern Capital's
                  counsel or to regulatory authorities upon request.

       4.  COMPLIANCE REVIEW OF PERSONAL SECURITIES TRANSACTION REPORTS.

           Northern Capital's Compliance Officer and senior management shall review the duplicate brokerage statements and personal securities transactions reports submitted by employees to determine compliance with the personal trading restrictions in the Code.

V.     TRANSACTIONS EXEMPTED FROM PRE-CLEARANCE AND REPORTING PROCEDURES

       The following transactions and securities are exempt from the PRE-CLEARANCE AND REPORTING PROCEDURES described in Section IV:

         1. Purchases or sales effected in any account over which the employee has no direct influence or control.

         2. Purchases or sales which are not voluntary on the employee's part (i.e., stock splits, recapitalizations, and mergers).

         3. Purchases which are part of an automatic dividend reinvestment plan (including dividend reinvestment plans and automatic 401(k) payroll contributions).

         4.   U.S. government securities.

         5. Money market instruments including bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.

         6.   Money market funds.

         7. Shares of open-end investment companies (mutual funds that are not advised by Northern Capital. (See Section VI for the reporting requirements for affiliated funds).

VI. TRANSACTIONS THAT ARE SUBJECT TO REPORTING REQUIREMENTS, BUT EXEMPTED FROM PRE-CLEARANCE PROCEDURES

       The following transactions and securities are exempt from the pre-clearance procedures described in Section IV, BUT THE TRANSACTIONS ARE SUBJECT TO THE REPORTING REQUIREMENTS IN SECTION IV:

         1. Purchases or sales of any mutual fund advised by Northern Capital (other than automatic 401(k) payroll contributions).

         2. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

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         3.   Municipal securities.

         4. Listed index options and futures contracts (S&P 500 Index or DJIA).

         5.   Exchange Traded Funds (such as QQQ).

         6.   Gifts to charitable organizations (shares of stock).

VII.   CONFLICTS OF INTEREST

       Employees of Northern Capital shall notify the Compliance Officer of any personal conflict or other relationship, which may involve Northern Capital's clients, such as the existence of any business or economic relationship between them. Notification should be made at the time any such conflict arises and in the Initial Report (EXHIBIT A) and Annual Report (EXHIBIT B) filed with the Compliance Officer.

VIII.  REPORTING OF VIOLATIONS TO THE BOARD OF DIRECTORS

       1. The Compliance Officer of Northern Capital shall promptly report to the President or the Chief Executive Officer all apparent violations of this Code and the reporting requirements thereunder.

       2. When the Compliance Officer of Northern Capital finds that a transaction otherwise reportable to senior management under paragraph one of this section could not reasonably be found to have resulted in a fraud, deceit, or manipulative practice in violation of Section 206 of the Advisers Act or Rule 17j-1 under the ICA, she may, in her discretion, lodge a written memorandum of such finding and the reasons therefore with the reports made pursuant to this Code in lieu of reporting the transaction to senior management.

         2. The President and Chief Executive Officer shall consider reports made to them hereunder and shall determine whether or not this Code has been violated and what sanctions, if any, should be imposed. The President or Chief Executive Officer will determine what action is appropriate for any breach of the Code, and possible actions may include reprimands, fines or assessments, removal from office, or suspension or termination of employment.

IX.    ANNUAL REPORTING TO THE BOARD OF DIRECTORS

       The Compliance Officer shall prepare an annual report relating to this Code to the Board of Directors of any investment company for which Northern Capital serves as investment adviser. Such report shall:

       (a) summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

       (b) identify any violations requiring significant remedial action during the past year;

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       (c) identify any recommended changes in the existing restrictions or procedures based upon Northern Capital's experience under its Code, evolving industry practices, or developments in applicable laws or regulations, and

       (d) certify that Northern Capital has adopted procedures reasonably necessary to prevent its employees from violating this code.

X.     RETENTION OF RECORDS

       Northern Capital shall maintain this Code, a list of all persons required to make reports hereunder from time to time, a copy of each personal securities transaction report made by an employee, each memorandum made by the Compliance Officer of Northern Capital hereunder, and a record of known violations and actions taken as a result thereof in an easily accessible place for not less than 5 years.

XI.    CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

       Every Northern Capital employee shall certify annually on EXHIBIT B that he or she:

           (a) has read and understands the Code and recognizes that he or she is subject thereto;

           (b)  has complied with the requirements of the Code; and

           (c) has reported all conflicts of interest and personal securities transactions required to be reported pursuant to the requirements of the Code.